Exhibit 10.46
AGREEMENT
BETWEEN
RENEGY, LLC
MANUFACTURER
AND
LONG BEACH SHAVINGS CO., INC.,
BUYER

AGREEMENT
This agreement is entered into on March 30, 2007,

BETWEEN	RENEGY, LLC,
an Arizona limited liability company
(Manufacturer)

AND	LONG BEACH SHAVINGS CO., INC.,
a California corporation
(Buyer).
The parties agree as follows:
1. BACKGROUND
This agreement is based on the following background:
A.	Manufacturer produces wood shavings at its plant in Snowflake, Arizona.

B.	Buyer desires to purchase baled wood shavings from Manufacturer.
2. MANUFACTURE, SALE AND PURCHASE OF THE BALES
A.	During each month during the term of this agreement, Manufacturer shall produce 35,000 bagged and palletized bales of wood shavings for Buyer as follows:
(1)	The wood shavings shall be manufactured from pine logs. Initially, not more than 40% of each bale shall be shavings from dry logs, with the balance consisting of shavings from green logs. Manufacturer shall use its best efforts to decrease the content of dry logs to zero, with the entire bale consisting of shavings from green logs.

(2)	Each bale shall be twelve cubic feet and shall be of those dimensions determined by Buyer.

(3)	Each bale shall be wrapped in a plastic bag. The bags shall be furnished by Manufacturer at its sole cost and expense. Buyer shall provide the artwork to be printed on the bags by Manufacturer. Manufacturer shall print all information on the bags required by governmental agencies.

(4)	The wrapped bales shall be palletized. Each pallet shall be stretch wrapped. Manufacturer shall furnish the pallets and stretch wrap, the cost thereof shall be shared equally by Manufacturer and Buyer. Manufacturer shall invoice Buyer for its proportionate share of such costs monthly, by the tenth day of the succeeding month, which shall be paid within thirty days following receipt. Accompanying each invoice shall be copies of all purchase orders, invoices and the like documenting the costs to Manufacturer.

(5)	Subject to force majeuere events as discussed in Paragraph 4 below, Manufacturer shall maintain a sufficient inventory to enable it to deliver the bales to Buyer in approximately equal numbers on each business day during the term of this agreement, unless the parties agree to a different delivery schedule in writing.

(6)	Manufacturer shall use its best efforts to ensure that each bale delivered to Buyer conforms to the provisions of this agreement. Buyer understands that in the normal course of manufacturing the wood shavings insubstantial amounts of foreign material may be included in any particular bale, which shall not constitute a default under this agreement. Buyer shall notify Manufacturer of any substantial non-conformities and Manufacturer shall promptly undertake corrective procedures.
B.	During each month during the term of this agreement, Buyer shall purchase the bales from Manufacturer as follows:
(1)	The minimum monthly purchase shall total 35,000 bales. The purchase price shall be $3.55 per bale, fob Manufacturer’s plant in Snowflake, Arizona. Buyer shall pay Manufacturer all invoices submitted for the month by the tenth day of each following month.

(2)	In the event Manufacturer produces additional bales of wood shavings, Buyer shall have the first right of refusal to purchase them at $3.55 per bale, fob Manufacturer’s plant in Snowflake, Arizona, provided the bales are manufactured in accordance with ¶A, above. =Buyer shall pay Manufacturer all invoices submitted for the month by the tenth day of each following month.

3. ADJUSTMENT OF PURCHASE PRICE
Commencing October 1, 2008, and continuing each year thereafter, the purchase price for the bales set forth in ¶2.B(1), namely $3.55, shall be adjusted for the next twelve months (October 1 –September 30) by the same percentage the Consumer Price Index, All Urban Consumers, West Region (1982-84=100) for the July immediately prior to the applicable October 1 increases, if at all, above that for July 2007. In no event shall the annual adjustment be less than $0.04 nor more than $-0,14 per bale.
4. MANUFACTURER’S FAILURE TO PERFORM
To the extent that any three month period during the term of this agreement ending on December 31, March 31, June 30 or September 30, Manufacturer has delivered less than a total of 105,000 bales, Manufacturer shall deliver during the succeeding three months the total of the deficit. The deficit shall be eliminated only to the extent that Manufacturer delivers more than 105,000 bales during the succeeding three months. If Manufacturer does not eliminate the deficit for any given three month period during the immediately succeeding three month period, Buyer may cancel this agreement, and shall be released from any liability to Manufacturer other than for payment of those bales previously delivered in accordance with this agreement. Buyer understands, acknowledges and agrees that force majeure events may occur that are outside of Manufacturer’s control, which may affect Manufacturer’s ability to deliver the bales. If such an event occurs that prevents Manufacturer from delivering its minimal monthly number of bales, Manufacturer shall not be in default, but shall use its best efforts to make up any deficit caused by such force majeure event during the succeeding months.
5. INDEMNIFICATION
A.	The parties acknowledge that Manufacturer is responsible to assure that each bale contains no less than twelve cubic feet of shavings and that the information printed on the each bag in which the bale is placed is complete and accurate. Manufacturer shall indemnify and hold Buyer harmless against all claims arising from a bale containing less than twelve cubic feet of shavings or the information on a bag in which the bale is placed being incomplete or inaccurate. Manufacturer shall further indemnify and hold Buyer harmless against all costs, attorney fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceedings brought thereon. In the event any action or proceeding is brought against Buyer by reason of any such claim, Manufacturer, upon notice from Buyer, shall defend the same at Manufacturer’s expense by counsel satisfactory to Buyer.

B.	The parties acknowledge that once the bales have been delivered to Buyer, Manufacturer is no longer in possession or control of them. Buyer shall indemnify and hold Manufacturer harmless against all claims arising from a bale containing less than twelve cubic feet of shavings because a portion of the content has been removed. Buyer shall further indemnify and hold Manufacturer harmless against all costs, attorney fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceedings brought thereon. In the event any action or proceeding is brought against Manufacturer by reason of any such claim, Buyer, upon notice from Manufacturer, shall defend the same at Buyer’s expense by counsel satisfactory to Manufacturer.
6. TERM
A.	The initial term of this agreement shall be five years, commencing on October 1, 2007, and ending on September 30, 2012.

B.	Commencing October 1, 2012, and annually thereafter, the term of this agreement shall be extended one year unless either party notifies the other, in writing by no later than the previous June 30, of its intention not to further extend the term of this agreement.
7. ADDITIONAL ACTS
The parties shall take all actions and sign and deliver all documents necessary or appropriate to complete the transaction contemplated by this agreement.
8. PAYMENT OF COSTS AND EXPENSES
Each party shall pay its own fees of professionals and other expenses incurred by it in conjunction with the preparation and delivery of this agreement and all documents prepared in conjunction with it.
9. NOTICES
All notices, requests, demands or other communications (collectively, “Notice”) required or permitted under this Agreement shall be in writing and may be personally delivered or sent by fax or transmitted by nationally recognized overnight carrier (e.g., Federal Express, UPS) or by certified mail, return =receipt requested,-postage prepaid, addressed as follows:

Manufacturer:	RENEGY, LLC 4764 W. Hwy. 277 Apache Railway

Snowflake, AZ 85937 Attn: Bob Worsley Or, if by personal delivery or courier to:

Same as above

Phone: (480) 218-8880 Fax: (480) 718-7977 Email: bobworsley@yahoo.com
Buyer:
Long Beach Savings Co, Inc.
Post Office Box 1020
Long Beach, CA 90801
  or, if by personal delivery:
20915 Lamberton Avenue
Long Beach, CA 90810
Phone: (310) 639-1145
Fax: (310) 639-9232
Email: sales@lbsc.com
or such other address as a party may designate, in writing, from time to time.
10. ASSIGNMENT
Neither Party shall assign any right or interest in this Agreement without the prior written consent of the other party. Any purported assignment without such prior written consent shall be void.
11. APPLICABLE LAW
This Agreement together with all attachments and exhibits shall be governed by, and construed and enforced in accordance with, the internal substantive laws of the State of Arizona (without reference to choice of law principles).
12. CORPORATE AUTHORITY
Each party represents that the person signing this agreement on its behalf is authorized to execute this agreement.

13. SEVERABILITY
In the event any provision of this agreement or the application of any of its provisions to any party or circumstance is held invalid or unenforceable, the remainder of this agreement and the application of its provisions to other parties or circumstances shall remain valid and in full force and effect.
14. RECOVERY OF LITIGATION COSTS
     In any legal action, arbitration or alternate dispute resolution proceeding based upon or concerning this agreement, the successful or prevailing party shall be entitled to recover its actual attorney fees and costs incurred in that action or proceeding, in addition to all other relief to which it is entitled, regardless of whether the proceeding is concluded by settlement, award or judgment.
15. FURTHER ACTS
     The parties agree to execute promptly such other documents and perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.
17. ENTIRE AGREEMENT
     This Agreement constitutes the entire agreement between Manufacturer and Buyer and shall not be modified or amended except in a written document signed by Manufacturer and Buyer. Any prior agreements or understandings between Manufacturer and Buyer are superseded and replaced by this Agreement and are hereby rendered null and void. Except as otherwise specifically provided in this Agreement, neither Buyer nor Manufacturer has made any representations, warranties or agreements by or on behalf of either party. No agreements, warranties or representations not expressly contained in this Agreement shall bind either Buyer or Manufacturer.
18. LIMITED WARRANTY
     Manufacturer warrants that the each bale will contain wood shavings in the amounts and of the quality discussed in this Agreement. The warranty does not cover any physical damage to a bale after it leaves the Snowflake plant. Any charges for freight, removal, and shipping from the Snowflake plant shall be the responsibility of the Buyer. The purposes to which the Buyer and its ultimate end users and purchasers put the wood shavings is out of Manufacturer’s control.

MANUFACTURER:	RENEGY, LLC
an Arizona limited liability company

/s/ Robert M. Worsley

by Robert M. Worsley
its Manager

BUYER:	LONG BEACH SHAVINGS CO., INC.,
a California corporation

/s/ Jack Price,

by Jack Price,
its President